Exhibit 95

MINE SAFETY DISCLOSURES

The company owns and operates a surface mine near Starke, Florida. The following table provides information about citations, orders and notices issued from the Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977 (Mine Act) for the year ended December 31, 2012.

Mine (MSHA Identification Number)	Section 104 S&S1 Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)		Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)		Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Starke, FL (0800225)	16	—	—	—	1	[2]	$35,138	—	No	No	4	[3]	5	2	[3]

1.	S&S refers to significant and substantial violations of mandatory health or safety standards under section 104 of the Mine Act.

2.
On February 8, 2012, the company received an imminent danger order under Section 107(a) of the Mine Act. In December 2012, the order was vacated by the Federal Mine Safety and Health Review Commission (FMSHRC), noting there was no imminent danger when the order was issued.

3.
Four legal actions were pending before the FMSHRC involving the company’s contest of proposed penalties related to citations issued in 2012. In 2012, two legal actions were resolved which resulted in the following: i) the imminent danger order received by the company was vacated as noted above and ii) 8 S&S designations from citations issued in 2011 were deleted.